Exhibit 10.1

June 29, 2025

Christopher J. Nelson

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Dear Chris:

The Board of Directors of Stanley Black & Decker, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders for you to be promoted from Chief Operating Officer, Executive Vice President and President, Tools & Outdoor to the Company’s President and Chief Executive Officer (“CEO”). We are pleased to summarize the terms of your new position in this letter. Capitalized terms used but not defined herein will have the meanings set forth in Exhibit A hereto.

1. Position. Effective October 1, 2025 (the “Effective Date”), you will be promoted to CEO, and you will become a member of the Board of Directors of the Company (“Board”). You shall report solely and directly to the Board.

2. Compensation. As of the Effective Date, your initial compensation as CEO will consist of the following:

a. Your annual base salary rate will be $1,300,000.

b. Your Management Incentive Compensation Plan (“MICP”) target bonus opportunity for the 2025 fiscal year will be the sum of (i) 120% of your earned base salary during the first nine months of the 2025 fiscal year and (ii) 160% of your earned base salary during the last three months of the 2025 fiscal year. Your actual MICP will be based on the weighted average payout percentage based on all metrics specified in the 2025 MICP multiplied by your target bonus opportunity, payable no later than March 15, 2026. Your annual cash bonus opportunities for subsequent fiscal years will be determined by the Board.

c. In connection with your promotion, subject to approval by the Board following the Effective Date, you will receive a special long term incentive grant with an aggregate grant date value equal to $1,686,250 pursuant to the Company’s 2024 Omnibus Award Plan or a successor thereto (the “Plan”) comprised of the following: (i) 50% in the form of performance share units, which will be governed by the terms and conditions of the Company’s 2025–2027 Long Term Incentive Program, (ii) 25% in the form of restricted stock units, and (iii) 25% in the form of stock options, in each case subject to the terms of the Plan and the applicable award agreements thereunder.

d. In 2026, you will be eligible to receive annual equity compensation awards with a target grant date value of $10,345,000, subject to the terms of the Plan and the applicable award agreements thereunder. Your annual equity compensation award opportunities for subsequent fiscal years will be determined by the Board.

e. You will be eligible to participate in the employee benefit plans and perquisite programs (including paid time off) provided to other senior executives in accordance with the Company’s plans and policies.

f. The benefits, policies and compensation programs referenced in Section 2(b)-(e) may be terminated or amended from time to time in accordance with the terms and conditions of the applicable plan, policy or award agreement.

3. Termination of Employment.

a. Your employment is “at will” and may be terminated by the Company or you at any time for any reason, subject to the terms and conditions set forth herein. Upon your termination of employment for any reason, the Company will pay you any (i) earned but unpaid base salary, (ii) unreimbursed business expenses incurred prior to the date of your termination of employment in accordance with the terms of the Company’s business expense policies, (iii) accrued but unused vacation, and (iv) any vested benefits under the Company’s employee benefit plans, programs or arrangements (which shall be paid in a lump sum in cash on the first payroll date after the date of your termination of employment or otherwise pursuant to the terms of the applicable plans or programs), as well as any annual bonus with respect to a prior fiscal year that has been earned but has not been paid (which annual bonus shall be paid when such bonuses are paid to other executive officers of the Company but in no event later than March 15 of such fiscal year in which the termination occurs). You will remain subject to the claw back and forfeiture provisions of the Company’s plans and policies as in effect from time to time, including the Company’s Financial Statement Compensation Recoupment Policy, and as set forth in any other applicable agreements.

b. If the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign with Good Reason, then you will be eligible receive the following separation payments and benefits (except if the Change in Control Severance Agreement is applicable), subject to Section 3(c) below.

i. The Company will pay you a lump sum cash payment equal to two times the sum of (A) your then-current annual base salary and (B) your target annual bonus for the year in which your termination occurs, payable no later than 60 days following the date of such termination; and

ii. The Company provide, or shall arrange to provide, to you and your eligible dependents, at no greater cost to you than if you were an active employee of the Company, medical, dental, life, vision and prescription drug insurance benefits no less favorable than those provided to senior executives of the Company and their eligible dependents, in each case, for the 24-month period following the date of such termination or, if sooner, until you become eligible for such benefits from a new employer (of which you will promptly notify the Company); provided, however, that, if the Company determines at any time that the payments relating to health and welfare benefits may violate the applicable plan terms or any applicable nondiscrimination or other legal requirements, the Company may instead make cash payments directly to you equal to the amounts it would have paid on your behalf for such benefits, subject to any applicable tax-related deductions and withholdings.

c. The severance benefits described in Section 3(b) above are subject to your (i) executing and delivering a separation agreement and general release of claims in substantially the form attached hereto as Exhibit D (which may be revised as necessary to comply with applicable law), and such release becoming irrevocable, not later than 60 days after your date of termination and (ii) compliance in all material respects with the confidentiality, noncompetition, nonsolicitation and other restrictive covenants in Exhibit B hereto (the “Restrictive Covenants”). This letter is subject to the Section 409A compliance principles in Exhibit C hereto.

d. Upon termination of your employment with the Company for any reason, you will be deemed to have resigned, effective as of your date of termination, from all positions with the Company and its subsidiaries (including, unless otherwise mutually agreed by you and the Board, as a member of the Board), and you will execute any additional documentation that is reasonably requested by the Company in connection therewith.

4. Restrictive Covenants. You agree to comply with the Restrictive Covenants, and you acknowledge that the changes in terms and conditions of your employment set forth in this letter, including the new role, promotion, and compensation increase, are sufficient consideration for the noncompetition and other restrictive covenants set forth in Exhibit B.

5. Indemnification. To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company will promptly indemnify and hold you harmless for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or paid by you in connection with any action, proceeding, suit or investigation (a “Proceeding”) to which you are made a party, or are threatened to be made a party, by reason of the fact that you are or were a director, officer or employee of the Company or you are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is your alleged action in an official capacity. Such indemnification will continue even if you have ceased to be a director, employee or agent of the Company or other affiliated entity and will inure to the benefit your heirs, executors and administrators. The Company will advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 15 calendar days after receipt by the Company of a written request from you for such advance. Such request shall include an undertaking by you to timely repay the amount of such advance if it shall ultimately be determined in a final judicial determination (as to which all rights of appeal therefrom have been waived, exhausted or lapsed) that you are not entitled to be indemnified against such costs and expenses pursuant to the Company’s certificate of incorporation and by-laws, or, if more favorable to you, pursuant to the laws of the State of Connecticut. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering you to the extent the Company provides such coverage for its other senior executive officers. Following the termination of your employment, the Company shall continue to maintain a directors’ and officers’ liability insurance policy for your benefit which is no less favorable than the policy covering other senior officers of the Company.

6. Stock Ownership Guidelines. You agree that (a) you will be subject to the Company’s Stock Ownership Guidelines for Executive Officers, as amended from time to time (the “Stock Ownership Guidelines”) and (b) the initial target ownership requirement applicable to you under the Stock Ownership Guidelines will be six times your annual base salary (as in effect from time to time). The target ownership requirement applicable to you under the Stock Ownership Guidelines may be adjusted from time to time by the Board in its sole discretion.

7. Governing Law and Arbitration. This letter (including the Exhibits hereto) will be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to principles of conflict of laws. Except for the Company’s right to seek injunctive relief, all disputes arising in connection with this letter will be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Charlotte, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding will be binding on you and the Company. Judgment may be entered on the award of the arbitrators in any court having jurisdiction.

8. Entire Agreement. The Company and you acknowledge that this letter (together with the Exhibits hereto, including the Restrictive Covenants) constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, concerning the same. This letter supersedes in its entirety any prior compensation or bonus agreements or understandings between you and the Company on the matters set forth in this agreement, including the Employment Offer Letter, dated May 2, 2023, between the Company and you; provided, however, that this letter does not supersede the Change in Control Severance Agreement (other than with respect to any restrictive covenants set forth therein, which shall be superseded by the Restrictive Covenants) or any agreements or understandings relating to your outstanding long-term incentive awards, except as expressly stated herein. This letter is personal to you and is not assignable by you, and will be binding upon the Company and its successors.

Sincerely,

STANLEY BLACK & DECKER, INC.

/s/ Janet M. Link
Janet M. Link
Senior Vice President,
General Counsel and Secretary

Agreed June 29, 2025:

/s/ Christopher J. Nelson
Christopher J. Nelson

EXHIBIT A

DEFINITIONS

“Cause” means (A) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) or material misconduct in connection with the performance of your duties to the Company that has not been cured within 30 calendar days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, (C) your conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or any of its affiliates or (E) your material breach of any restrictive covenant set forth in Exhibit B to this letter that, if curable, has not been cured within 30 calendar days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have breached a restrictive covenant.

“Change in Control Severance Agreement” means the Change in Control Severance Agreement, dated December 1, 2023, between the Company and you.

“Disability” means you are disabled within the meaning of the Company’s long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, if (A) you are unable to substantially perform your duties hereunder for 120 business days within a period of 180 consecutive business days as a result of physical or mental illness or injury, and (B) a physician selected by the Company and you (or your estate) has determined that you are totally and permanently disabled.

“Good Reason” means the occurrence, without your written consent, of any of the following circumstances: (A) the assignment to you of any duties materially inconsistent with your status as the CEO or a material adverse alteration in the nature or status of your authorities or responsibilities (B) failure of the Company to nominate you to, or your removal by the Company from, the Board, (C) a material breach by the Company of this letter, (D) a material reduction in your annual salary or annual bonus target amount, except for across-the-board salary reductions similarly affecting all senior executives of the Company, or (E) the Company’s election not to renew the Change in Control Severance Agreement; provided that, for the avoidance of doubt, the Company’s amendment of the Change in Control Severance Agreement in a manner that does not materially and adversely affect your rights thereunder shall not constitute Good Reason.

A termination of employment by you for Good Reason will be effectuated by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason, except that no termination by you will be treated as a termination for Good Reason unless the notice is given within 45 calendar days following the date you first have knowledge of the event or circumstance alleged to constitute Good Reason. A termination of employment by you for Good Reason must be effective 30 calendar days following the date when the notice is given, unless the event or circumstance constituting Good Reason is remedied by the Company during such 30-calendar day period.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder.

EXHIBIT B

RESTRICTIVE COVENANTS

1. Restrictive Covenants. In consideration of the covenants, terms and conditions of this letter, you (“Employee”) agree to the following restrictive covenants:

(a) Non-Disclosure of Confidential Information and Trade Secrets. Employee will not, by any means, use or disclose Confidential Information to any third party person, business, or entity external to the Company for any reason or purpose whatsoever, without the prior written consent of the Company unless and only to the extent the Confidential Information is required to be disclosed: (i) by order of court or agency of competent jurisdiction or as otherwise required by law; or (ii) in performance of Employee’s assigned duties during their employment with the Company. In the event Employee is ordered by a court or agency to disclose Confidential Information, Employee shall, if legally permitted, promptly inform the Company in writing of any such situations, so the Company has a reasonable opportunity to respond. This obligation applies both during Employee’s employment with the Company and after Employee’s employment with the Company.

(b) Protected Conduct and Defend Trade Secrets Act Disclosures. Under the Defend Trade Secrets Act of 2016 (“DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Protected Activities. Employee understands that nothing contained in this Exhibit B limits Employee from: (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or (ii) cooperating in an investigation conducted by such a governmental agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the DTSA. This Exhibit B is not intended to and shall be interpreted in a manner that does not limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended). Notwithstanding anything to the contrary herein, Employee may also disclose Confidential Information (x) if reasonably appropriate in connection with any legal process between the Company or any of its affiliates and Employee, (y) to demonstrate to any prospective future employer or business partner Employee’s compensation and restrictive covenants and (z) to Employee’s immediate family and tax, legal and financial advisors.

(d) Non-Solicitation of Current Employees. Except in the good faith performance of Employee’s duties and responsibilities to the Company, during the Restricted Period, Employee shall not, directly or by assisting others, solicit, encourage or induce or attempt to solicit, encourage or induce, a Restricted Employee to terminate their relationship with the Company. The provisions of this paragraph are limited to those employees and independent contractors with whom the Company has a legitimate protectable interest. The Employee shall not violate this paragraph as a result of a general advertisement for employees that is not focused on Restricted Employees or by providing a reference, upon request, for any Restricted Employee.

(e) Non-Solicitation of Customers. Employee acknowledges that Employee’s position with the Company has exposed and/or will expose Employee to certain customers of the Company. Except in the good faith performance of Employee’s duties and responsibilities to the Company, during the Restricted Period, Employee will not, directly or by assisting others, solicit or do business with or attempt to solicit or do business with any customer of the Company with whom Employee had Material Contact during the Look Back Period for the purposes of providing services that are competitive with the Company’s business.

(f) Non-Solicitation of Prospective Customers. Employee acknowledges that Employee’s position with the Company has exposed and/or will expose Employee to certain prospective customers of the Company. Except in the good faith performance of Employee’s duties and responsibilities to the Company, during the Restricted Period, Employee will not, directly or by assisting others, solicit or do business with or attempt to solicit or do business with any prospective customer of the Company with whom Employee had Material Contact during the Look Back Period for the purposes of providing services that are competitive with the Company’s business.

(g) Non-Competition. During the Restricted Period, Employee shall not, within the Restricted Area, directly or by assisting others, Compete against the Company.

(h) Return of SBD Property and Confidential Information. As soon as reasonably practicable upon request by the Company, or upon the termination of Employee’s employment with the Company for any reason or no reason, Employee shall return to the Company all materials (in whatever form or medium, including electronically stored information) comprising or containing any Confidential Information and all other SBD Property in Employee’s possession or control. Employee shall not retain any copies of any Confidential Information or SBD Property. Employee agrees not to remove any SBD Property or tangible Confidential Information from the Company’s premises in connection within the performance of Employee’s work for the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that Employee shall be permitted to retain Employee’s contacts, calendars and personal correspondence and any information needed for Employee’s personal tax return preparation.

2. Definitions. For purposes of this Exhibit B:

(a) “Company” means Stanley Black & Decker, Inc. and its subsidiaries and affiliated companies.

(b) “Compete” means, except in connection with Employee’s own employment or service with the Company, participate in the management, planning, research, development, or sale of any products or services competitive with the products or services offered, developed, or in the process of being offered or developed by the Company; provided, however, that participation in the sale of products or services by a third party retailer, wholesaler or distributor that does not engage in direct-to-consumer product sales shall not be considered Competing.

(c) “Confidential Information” means (to the extent it is not a Trade Secret) confidential or proprietary information (encompassed in any form or medium, including written, electronic, or verbal information) related to the Company’s business that Employee acquired by virtue of their employment or business relationship with the Company, and that is not known or reasonably ascertainable by Company competitors or the general public through lawful means. Confidential Information includes, without limitation, confidential or proprietary techniques; business and marketing plans, practices and strategies; internal methods of operation, techniques, systems and processes; databases; applications; programs; software; customer, supplier, vendor or other third-party contracts, negotiations, bids, and proposals; research and development; engineering data; financial information (including financial statements) and documents and data concerning the Company’s ongoing or future financial strategies; pricing and cost information and strategies; data regarding sales; customer identities and lists; potential customer identities and lists; customer requirements; information received from any customer of the Company; supplier and vendor identities and lists; training materials; product designs, development and testing information; artistic content of productions; business plans; projections; programming data; formulas; secret processes; machinery or devices; product design, development and testing information; technical information, including source code and object code; personnel information, including compensation, benefits and performance evaluations, excluding such information pertaining to Employee; research projects; and strategic plans; or other information considered by the Company to be confidential, competitively sensitive or proprietary. “Confidential Information” does not include information that Employee has a right to disclose under applicable law, including Employee’s right to disclose: (i) information relating to Employee’s own compensation or terms and conditions of employment; and/or (ii) information relating to conduct (or a settlement involving conduct) that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

(d) “Look Back Period” refers to the 24 months immediately prior to the termination of Employee’s employment with the Company (or such shorter period of time as Employee is employed).

(e) “Material Contact” means any contact an Employee has with a customer or prospective customer of the Company if, during the Look Back Period, the customer or prospective customer is one with whom Employee: (i) supervised, managed or directed an employee to sell or provide products or services to on behalf of the Company; (ii) received services authorized by the Company, the provision of which resulted in compensation or earnings for Employee; or (iii) about which Employee obtained Confidential Information in the ordinary course of business.

(f) “Restricted Area” means the broadest of the following, unless a court or arbitrator determines otherwise: (i) any country in which the Company or any of its subsidiaries or affiliated entities engages in business; (ii) North America; (iii) the United States, (iv) any state in the United States and location in North America in which the Company or any of its subsidiaries or affiliated entities engages in business; (v) a 100-mile radius of any location in which the Company or any of its subsidiaries or affiliated entities engages in its business; (vi) a 50-mile radius of any location in which the Company or any of its subsidiaries or affiliated entities engages in its business; (vii) any state in the United States in which you, during your employment, provided services or had a material presence or influence at any time during the two years prior to your termination; (viii) the State of North Carolina; and (ix) any geographic area in which you, during your employment, had personal contact with or conducted business with customers of the Company at any time during the Look Back Period.

(g) “Restricted Employee” means an employee or independent contractor of the Company with whom Employee had supervisory responsibility or work-related contact within the Look Back Period. For purposes of this definition, “independent contractor” shall refer to natural persons and, for the avoidance of doubt, exclude professional service firms.

(h) “Restricted Period” means the period during Employee’s employment with the Company and the longest of the following periods of time following the termination of Employee’s employment with the Company, unless a court or arbitrator determines otherwise: (i) 24 months; (ii) 18 months; (iii) 12 months; or (iv) six months.

(i) “SBD Property” means any property (i) owned by the Company, (ii) situated on the Company’s premises, or (iii) provided to Employee by the Company for business purposes, excluding, in each case, company promotional items provided for personal use and other de minimis items. For the avoidance of doubt, SBD Property shall not include Employee’s personal property, whether or not present on the Company’s premises.

(j) “Trade Secrets” means information (encompassed in any form or medium, including written, electronic, or verbal information) that qualifies as a “trade secret” under applicable federal or state trade secret laws, including, but not limited to, the DTSA and that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use.

3. Revocation of Authorization. Immediately upon the termination of Employee’s employment with the Company for any reason or no reason, Employee is not permitted to access computer networks, programs, databases, or applications, whether those are the Company’s or outside of the Company’s but used by Employee as part of employment, for any purpose. Any and all authorizations for use of such computer networks, programs, databases, or applications are considered revoked as of the termination of Employee’s employment with the Company.

4. Remedies. Employee acknowledges that breach of this Exhibit B by Employee may cause the Company substantial and irreparable harm, which may not be adequately compensated by damages. In the event of Employee’s actual or threatened breach of the provisions of any or all of the restrictions contained in this Exhibit B, the Company is entitled to seek injunctive relief to enforce, or prevent any violations of, the provisions of this Exhibit B. Employee agrees and acknowledges that the Company is entitled to seek injunctive relief without posting a bond or other security; however, to the extent that a bond is required by law, Employee agrees that the Company may post the minimum bond mandated by applicable law. The Company and Employee are also each entitled to recover from a breaching party all of its legal remedies along with reasonable attorney’s fees incurred in connection with such breach or threatened breach of this Exhibit B to the extent permitted by applicable law. If a court of competent jurisdiction determines that any provision or restriction in this Exhibit B, or any portion thereof, is illegal, void, unreasonable, overbroad, or otherwise unenforceable, Employee and the Company agree that said court shall modify such restriction or provision to the minimum extent necessary to render it an enforceable restriction on the activities of Employee. If any provision or restriction of this Exhibit B is determined to be unenforceable, the remaining provisions and restrictions shall not be affected by such determination. Employee acknowledges and agrees that the restrictions contained in this Exhibit B are reasonable and necessary to protect the legitimate business interests of the Company and will not impair Employee’s ability to earn a living. Employee further acknowledges and agrees that the restricted periods of time set forth in this Exhibit B are material terms of this Exhibit B and that the Company is entitled to Employee’s full compliance for the entire periods of time. To ensure such compliance, Employee agrees that any restricted period of time in this Exhibit B shall be tolled during any period of time Employee is not in full compliance with such restriction. Employee further acknowledges and agrees that no material or other breach of any contractual or legal duty by the Company under this Exhibit B or otherwise shall be held sufficient to excuse or terminate Employee’s obligations under this Exhibit B or to preclude the Company from obtaining injunctive relief.

5. Representations of Employee. As a material term of this Exhibit B, Employee makes the following representations to the Company:

(a) Employee represents to the Company that Employee is not subject to any contractual confidentiality, non-disclosure, non-solicitation, non-competition, or similar restrictions or limitations regarding any employment prior to the Company that would restrict Employee’s ability to perform his duties and responsibilities to the Company.

(b) Employee represents that if any confidentiality, non-disclosure, non-solicitation or non-competition restrictions or limitations exist regarding any prior employment that would restrict Employee’s ability to perform his duties and responsibilities to the Company, Employee has fully disclosed to the Company, including providing complete copies of, those restrictions and limitations to the Company and confirmed that Employee’s employment with the Company will not violate those restrictions or limitations.

(c) Employee represents and agrees that following Employee’s termination of employment with the Company, Employee will disclose to any future employer of Employee the restrictions contained in this Exhibit B. Employee further agrees that the Company and its successors and assigns may notify any prospective or future employer of Employee of the restrictions contained in this Exhibit B.

(d) Employee represents that during the Restricted Period, Employee will notify the Company in writing of the identity of any prospective or actual employers of Employee once known and as soon as possible thereafter, subject to any confidentiality obligations Employee may have with such prospective or actual employer and solely to the extent permitted by applicable law, rule or regulation.

6. Miscellaneous. This Exhibit B shall bind and inure to the benefit of the parties and their respective legal representatives, heirs, successors, and assigns, except as otherwise provided in this Exhibit B. This Exhibit B is personal to Employee, and Employee may not assign Employee’s rights (or delegate Employee’s duties) under this Exhibit B without the prior written consent of the Company. The Company may assign all of its rights under this Exhibit B to its successors and assigns. No amendments, modifications, alterations, or additions to this Exhibit B shall be binding unless made in writing and signed by the Company and Employee. The failure of any party to enforce a breach of this Exhibit B shall not be construed as a waiver of the right to enforce any other breach. The parties stipulate and agree that each and every paragraph, sentence, term, and provision of this Exhibit B shall be considered independent, reasonable, and severable. The invalidity or unenforceability of any particular provision of this Exhibit B shall not affect the other provisions of it; and this Exhibit B shall be construed in all respects as if such invalid or unenforceable provision was omitted.

EXHIBIT C

SECTION 409A COMPLIANCE

(a) This letter shall be interpreted and administered so as to ensure that the payments contemplated hereby to be made by the Company are exempt from, or comply with, Section 409A. In the event that the Company and you agree in good faith that this letter or the payments and benefits hereunder are not in compliance with Section 409A, the Company and you shall cooperate reasonably to modify this letter to comply with Section 409A while endeavoring to maintain the economic benefits to you hereunder. A termination of employment will not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

(b) Notwithstanding anything to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of your separation from service and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A, any such portion that would otherwise be payable pursuant to this letter during the six-month period immediately following your separation from service (the “Delayed Payments”) or provided pursuant to this letter (the “Delayed Benefits”) during the six-month period immediately following your separation from service (such period, the “Delay Period”) will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of your separation from service or (ii) your death (the applicable date, the “Permissible Payment Date”). Any Delayed Payments will bear interest during the Delay Period at the United States 5-year Treasury Rate plus 2%, which accumulated interest will be paid to you on the Permissible Payment Date.

(c) With respect to any amount of expenses eligible for reimbursement under this letter, such expenses will be reimbursed by the Company within 30 calendar days following the date on which the Company receives the applicable invoice from you but in no event later than December 31 of the year following the year in which you incur the related expenses.

(d) Any amount of expenses eligible for reimbursement shall be made (A) in accordance with the reimbursement payment date set forth in this letter or (B) where the applicable provision does not provide for a reimbursement date, 30 calendar days following the date on which the expenses are incurred, but, in each case, no later than December 31 of the year following the year in which you incur the related expenses; provided, that in no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(e) Each amount payable hereunder in one or more installments shall be considered a “separate payment” and not a series of payments for purposes of Section 409A. The parties intend that each amount payable hereunder that qualifies for the exception from the definition of “deferred compensation” under Treasury Regulation Section 1.409A-1(b)(4) (concerning short-term deferrals) or 1.409A-1(b)(9) (concerning separation pay plans) shall be so treated as exempt, including for purposes of paragraph (b) of this Exhibit C.

(f) If the period during which you have discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year you actually deliver the executed release to the Company.

EXHIBIT D

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Release”) is that release of claims referenced in that certain letter agreement dated June 29, 2025 (the “Letter Agreement”), by and between Stanley Black & Decker, Inc. (the “Company”) and Christopher J. Nelson (“Executive”). The Company and Executive are each referred to herein as a “Party” and collectively as “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Letter Agreement.

WHEREAS, Executive’s employment with the Company ended as of _______________, 20___ (the “Separation Date”);

WHEREAS, the Company wishes to provide Executive with certain severance payments and benefits, which are conditioned upon Executive’s execution, delivery and non-revocation of this Release; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company and the other Released Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Released Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties hereby agree as follows:

1. Separation from Employment.

(a) Executive’s employment with the Company ended as of the Separation Date. As of the Separation Date, Executive was no longer employed by the Company or any other Released Party, and Executive is deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the Board and the board of managers, board of directors or similar governing body of each of the Company’s affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates.

(b) Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Released Party. Executive further acknowledges and agrees that Executive has received all vacation and leaves (paid and unpaid) that Executive has been entitled to receive from each Released Party.

2. Separation Payments and Benefits. Provided that Executive: (a) executes this Release on the Separation Date or within 21 days thereafter and returns a copy of this Release that has been executed by Executive to the Company so that it is received by [NAME], [ADDRESS] (email: [EMAIL]) no later than 5:00pm ET on _______________, 20___; (b) does not revoke Executive’s acceptance of this Release pursuant to Section 7; and (c) remains in material compliance with the Restrictive Covenants, Executive shall receive the consideration set forth in Section 3(b) of the Letter Agreement.

3. Release of Liability for Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans), in each case, solely in their official capacities as such (collectively, the “Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Released Party, Executive’s employment with any Released Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Release, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) [the North Carolina Employment Practices Act (NCEPA), the Retaliatory Employment Discrimination Act (REDA), the Persons with Disabilities Protection Act (PDPA), the Hazardous Chemicals Right to Know Act];1 (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract or incentive compensation plan with any Released Party; (iii) any claim for compensation or benefits of any kind not expressly set forth in this Release; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing claims (collectively, the “Released Claims”). This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b) For the avoidance of doubt, nothing in this Release releases Executive’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Release; (ii) any claim to vested benefits under any employee benefit plan of the Company that is subject to ERISA or under any outstanding equity or equity-based award; (iii) any claim for advancement of costs or indemnification pursuant to Section 5 of the Letter Agreement or the governing documents of the Company, including with respect to claims covered by director’s and officer’s insurance policies of the Company; (iv) any claim related to Executive’s status as an shareholder of the Company, and (iv) any claim for breach of, or otherwise arising out of, this Release. Further notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Release prohibits or restricts Executive from (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.

4. Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Release, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Released Parties with any Government Agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Release. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

[1]	To be updated based on state laws applicable to Executive’s employment at the time of separation.

5. Affirmation of Restrictive Covenants. Executive acknowledges and agrees that Executive has continuing obligations to the Company pursuant to the Restrictive Covenants. In entering into this Release, Executive acknowledges the validity, binding effect and enforceability of the Restrictive Covenants and expressly reaffirms Executive’s commitment to abide by the Restrictive Covenants in all material respects.

6. Executive’s Acknowledgements. By executing and delivering this Release, Executive expressly acknowledges that:

(a) Executive has been given at least 21 days to review and consider this Release. If Executive signs this Release before the expiration of such 21 period, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive, and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Release prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Release shall restart the running of this 21-day period.

(b) Executive is receiving, pursuant to this Release, consideration in addition to anything of value to which Executive is already entitled, and Executive would not have been entitled to receive any severance pay or benefits from the Company without executing this Release;

(c) Executive has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Release;

(d) Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated herein; and Executive is signing this Release knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release;

(e) The only matters relied upon by Executive in causing Executive to sign this Release are the provisions set forth in writing within the four corners of this Release; and

(f) No Released Party has provided any tax or legal advice regarding this Release, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Release with full understanding of the tax and legal implications thereof.

7. Revocation Right. Notwithstanding the initial effectiveness of this Release, Executive may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Executive executes this Release (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by [NAME], [ADDRESS] (email: [EMAIL]) no later than 11:59 pm ET on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, Executive will not receive the payments or benefits set forth in Section 2, and the remainder of this Release will remain in full force and effect.

8. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a party to this Release shall be a third-party beneficiary of Sections 3 and 5 and entitled to enforce such provisions as if it were a Party; provided, however, that with respect to Section 3, each Released Party shall only be a third-party beneficiary with respect to claims brought against such Released Party by Executive in breach of Section 3.

9. Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Release.

10. Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. All references to “including” shall be construed as meaning “including without limitation.” The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Release nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Release has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

11. Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Release (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

12. Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

13. No Assignment. No right to receive payments and benefits under this Release shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

14. Letter Agreement. Section 7 of the Letter Agreement and Exhibit C attached to the Letter Agreement are incorporated by reference as if fully set forth herein.

15. Amendment; Entire Agreement. This Release may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Release and the Restrictive Covenants constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Released Party with regard to the subject matter hereof.

16. Counterparts. This Release may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date set forth below, effective for all purposes as provided above.

STANLEY BLACK & DECKER, INC.

By:
Name:
Title:

Date:

EXECUTIVE

Christopher J. Nelson

Date: